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                                                                      Exhibit 11
                      COMPUTATION OF EARNINGS PER SHARE

              CLEVELAND-CLIFFS INC AND CONSOLIDATED SUBSIDIARIES

                                                                              (In Millions,
                                                                               Except Per
                                                                              Share Amounts)
                                                                                Six Months
                                                                              Ended June 30,
                                                                           -------------------
                                                                           1995           1994
                                                                           ----           ----
Primary and fully diluted earnings per share:
  Average shares outstanding                                                12.0           12.1
  Net effect of dilutive stock options - based on
    treasury stock method using average market price                         -              -
                                                                           -----          -----
  Average shares and equivalents                                            12.0           12.1
                                                                           =====          =====

  Net income applicable to average shares and equivalents:                 $25.9          $12.6
                                                                           =====          =====

  Income per share:                                                        $2.16          $1.04
                                                                           =====          =====